Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and effective as of the 29th day of August 2005, by and between Diodes Incorporated, a Delaware corporation (the "Company"), and MARK KING (the "Employee"), with respect to the following facts:

The Company desires to be assured of the continued association and services of the Employee in order to take advantage of his experience, knowledge and abilities in the Company's business, and is willing to employ the Employee, and the Employee desires to be so employed, on the terms and conditions set forth in this Agreement.

ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT

1.1 Employment. The Company hereby employs the Employee as Senior Vice President of Sales and Marketing, and the Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of this Agreement such services as are required hereunder.

1.2 Duties.  The Employee shall render such services to the Company, and shall perform such duties and acts, as reasonably may be required by the Company's Chief Executive Officer in connection with any aspect of the Company's business.

1.3 Performance of Duty. The Employee shall devote such reasonable time, ability and attention to his duties hereunder as may be necessary to discharge such duties in a professional and businesslike manner.

1.4 Indemnification. The Company shall, to the maximum extent permitted by applicable law, indemnify, defend and hold harmless the Employee from, against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities (including, but not limited to, attorney's fees and costs and the costs of investigation and preparation ) which, directly or indirectly, arise or result from or are related to the fact that the Employee is or was an employee, officer, director or agent of the Company. By way of evidencing such obligation and not limitation, the Company and Employee have previously entered into an Indemnification Agreement, a copy of which is attached hereto as Exhibit A.

1.5 Trade Secrets. The Employee shall not, without the prior written consent of the Company's Board of Directors, disclose or use in any way, either during his employment by the Company or thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the "Trade Secrets"), including, without limitation, any confidential information concerning customer lists, products, procedures, operations,  investments, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is (or becomes, other than as a result of the breach hereof by the Employee) generally known in the industry in which the Company transacts business or is or may be acquired from public sources; all of which Trade Secrets are the exclusive and valuable property of the Company.

1.6 Noncompetition.

(a) As used in this Agreement, the term "Competitive Activity" shall mean any participation in, assistance of, employment by, ownership of any interest in, acceptance of business from or assistance, promotion or organization of any person, partnership, corporation, firm, association or other business organization, entity or enterprise which, directly or indirectly, is engaged in, or hereinafter engages in, the development, production, marketing or selling of any product which is the same as or in competition with any line of business in which the Company is engaged, whether as an agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity, but excluding the holding for investment of less than five percent (5%) of the outstanding securities of any corporation which are regularly traded on a recognized stock exchange. Competitive Activity shall not be deemed to include personal investment (including venture capital) activities of the Employee.

(b) During his employment by the Company and for two (2) years from the beginning of the LOA (as set forth in Section 3.2 hereof), the Employee shall refrain, without the prior written consent of the Company in each instance, from engaging in any Competitive Activity which would be reasonably likely, as determined by the Company in its reasonable discretion, to result in the disclosure or use of any Trade Secrets.

1.7 Tangible Items. All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other than a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Company's Board of Directors in each instance, and upon the request of the Company the same shall be promptly returned to the Company by the Employee on  the expiration or termination of his employment by the Company or at any time prior thereto upon the request of the Company.

1.8 Solicitation of Employees. During his employment by the Company and for two (2) years from the beginning of the LOA (as set forth in Section 3.2 hereof), the Employee shall not, directly or indirectly, either for his own benefit or purposes or the benefit or purposes of any other person, employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee or independent contractor of the Company (or any person whose employment or status as an independent contractor has terminated within the six (6) months preceding the date of such solicitation) in any capacity if that person possesses or has knowledge of any Trade Secrets of the Company.

1.9 Injunctive Relief. The Employee hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of Sections 1.5, 1.6, 1.7 or 1.8 and, accordingly, that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

2. COMPENSATION

2.1 Compensation. As the total consideration for the services which the Employee renders hereunder, the Employee shall be entitled to the following:

(i) an annual base salary of One Hundred Seventy-seven Thousand Dollars ($177,000.00), subject to such periodic increases, if any, as the Board of Directors may determine, less any applicable deduction therefrom for income tax or other applicable withholdings, payable in accordance with the Company's standard practices and procedures;

(ii) participation in any executive bonus plan sponsored by the Company;

(iii) prompt reimbursement of any and all reasonable and documented expenses (including, but not limited to, air fare, car rental, lodging, meals, business telephone and related travel expenses) incurred by the Employee from time to time in the performance of his duties hereunder, which reimbursement shall be made in accordance with the Company's policies and procedures as the same may be amended from time to time;

(iv) such paid vacation as may be provided in accordance with the vacation policy of the company applicable to Employees in general, as the same may be amended from time to time;

(v) participation in all plans or programs sponsored by the Company for employees in general, including, but not limited to, participation in any group health plan, medical reimbursement plan, life insurance plan, pension and profit sharing plan, or stock option plan;

(vi) a life insurance policy with a death benefit in an amount equal to that existing on the date of this Agreement, payable as directed by the Employee;

(vii) a disability insurance policy in the maximum insurable amount as defined by the policy.

2.2 Illness. If the Employee shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness, he shall continue to receive all payments provided in this Agreement; provided, however, that any such payment may, at the sole option of the Company, be reduced by any amount that the Employee receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Company or under government programs.

3. TERM AND TERMINATION

3.1 At will Relationship.

(a) The Employee and the Company each hereby acknowledges and agrees that, except as expressly set forth in this Article 3, (i) the Employee's relationship with the Company under this Agreement is AT WILL and can be terminated at the option of either the Employee or the Company in his or its sole and absolute discretion, for any or no reason whatsoever, with or without cause, (ii) no representations, warranties or assurances have been made concerning the length of such relationship or the aggregate amount of compensation to be received by the Employee and (iii) after the termination of his employment by the Company, the Employee shall have no right, title or interest in or claim to any revenues received by the Company from any person for any goods sold or services rendered by the Company to such person, whether or not the Employee was the cause, in whole or in part, for such person to purchase such goods from the Company or to retain the Company to perform such services.

(b) The term "cause" shall mean:

(i) the willful and continued refusal of the Employee to substantially perform his duties in accordance with this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that the Employee has not substantially performed such duties and the Employee shall have had a reasonable opportunity to remedy the same; or

(ii) the conviction of, or a plea of nolo contendere by, the Employee to a felony; or

(iii) a charge or indictment of a felony, the defense of which renders the Employee substantially unable to perform his duties under this Agreement.

3.2 Duties Upon Termination. In the event that the Employee's employment under this Agreement is terminated by the Company without “cause” (as defined above), or the Company breaches the provisions of this Agreement, the Employee shall either (at the option of the Employee) immediately begin a one year paid leave of absence (the “LOA”) or the Employee may forego the LOA and other benefits set forth in this Section 3.2 and terminate this Agreement in its entirety. During the LOA, Employee shall continue as a full time employee of the Company and shall continue to receive the salary, benefits and other compensation (except for the benefits set forth in Section 2.1(ii) above, which shall terminate at the beginning of the LOA) being received by the Employee immediately prior to the beginning of the LOA. Any benefits under Section 2.1(ii) shall be prorated as of the beginning of the LOA. During the LOA, the Employee shall not be required to perform any services for the Company, but shall have all other obligations (such as the duty of loyalty) owed by an employee to an employer, including those duties imposed by Sections 1.5, 1.6, 1.7, and 1.8 of this Agreement. The Company shall have no obligation to grant new stock options to the Employee during the LOA. At the expiration of the LOA, neither the Company nor the Employee shall have any remaining duties or obligations hereunder, except that  (i) the Company shall continue to pay or provide to the Employee, or his estate, the amount specified in Section 2.1(i) during the period commencing on the expiration of the LOA and ending on the first anniversary of such expiration (ii) all stock-based compensation previously granted to the Employee (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to vest pursuant to the vesting schedule in effect when the stock based compensation was granted and shall remain fully exercisable for the full term thereof determined, both as to vesting and exercisability, without regard to the termination of employment and (iii) the Employee shall continue to be bound by Sections 1.5, 1.6, 1.7 and 1.8. Notwithstanding the foregoing, all such stock based compensation granted to Employee shall vest immediately (and be exercisable for the full term thereof) upon the occurrence of a Change in Control (as defined below) of the Company. As used herein, the term Change in Control shall have the same meaning as set forth in Section 2 of the Diodes Incorporated 2001 Omnibus Equity Incentive Plan. To the extent necessary to conform to this Section 3.3, the Company shall amend its 1993 Incentive Stock Option Plan (as amended and restated) and its 2001 Omnibus Equity Incentive Plan.

3.3 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Employee otherwise is entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

3.4 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others; provided, however, that in the event the Employee shall obtain employment within one year from the date of termination, any amount payable by the Company to the Employee under Section 3.2 shall be reduced by any amount received by the Employee during such one year in connection with such other employment. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any provision of this Agreement.

4. MISCELLANEOUS

4.1 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

4.2 Successors and Assigns.

(a) All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to the Employee, and neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by the Employee (other than by will or the laws of descent and distribution) without the prior written consent of the Company in each instance.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

4.3 Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed wholly within that State.

4.4 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

4.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

4.6 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by e-mail or telecopier, when such notice or other communication is transmitted to the e-mail or telecopier number specified below and the appropriate answerback or telephonic confirmation is received. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

4.7 Mediation. The parties agree to mediate any dispute or claim between them arising out of this Agreement before resulting to court action. The mediation fees, if any, shall be divided equally among the parties and each side shall bear their own attorney’s fees.

4.8 Attorneys' Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including attorneys' fees and expenses, incurred in such action.

4.9 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Employee any rights or remedies under or by reason of this Agreement.

4.10 Termination of Prior Agreements. The rights and obligations of the Company and the Employee, if any, under any and all prior agreements, understandings and arrangements in respect of the Employee's employment by the Company ("Prior Agreements") hereby are terminated effective as of the date hereof. From and after the date hereof, neither the Company nor the Employee shall have any further rights or obligations whatsoever under the Prior Agreements.

4.11 Consent to Jurisdiction. Each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 4.6. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

4.12 Construction. This Agreement was reviewed by legal counsel for each party hereto and is the product of informed negotiations between the parties hereto. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties. Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

Company:	DIODES INCORPORATED

	By:	/s/ Dr. Keh-Shew Lu

Authorized Representative DR. KEH-SHEW LU President and CEO

Employee:	By:	/s/ Mark King

MARK KING